Exhibit 99.1

Independent BancShares, Inc. Reports Fiscal Year 2006 Results

Ocala, FL, February 20, 2007 --- For Immediate Release

Independent BancShares, Inc. (OTC Bulletin Board: IBFL), the parent company of Independent National Bank, announces 4th quarter 2006 and full year 2006 earnings.

Net earnings for the fourth quarter (ended December 31, 2006) declined to $325,000 or $0.38 per basic and diluted share from $637,000 or $0.57 per basic share for Q4 2005. Earnings for Q4 2006 exceeded earnings of $262,000 or $0.22 per basic share in the quarter ended September 30, 2006.

Net earnings for fiscal year 2006 declined to $1.55 Million or $1.32 per basic and diluted share from $2.18 million or $1.95 per basic share for fiscal year 2005.

Assets grew 8.5% to $214 million during the year ended 12/31/06. Deposits grew 11.3% during the period. The Bank added its fifth location in 2006. Asset quality continues to be sound. Net charge offs for 2006 were $36,000. The Company has reserved $1.9 million for loan losses.

The Company increased capital by $1.7 million during 2006 via a $1.5 million addition to retained earnings, the sale of the final shares of common stock under an ESOP and a reduction in unrealized losses on the Bank's investment portfolio. The Company's tier 1 capital ratio was 11.95% at 12/31/06 versus 9.39% at 12/31/05.

Following are some of the events that impacted earnings in 2006.

  Significant compression in net interest margin. Despite deposit growth of 11.3% and loan growth of 3.7%, net interest income declined by $253,000 to $7,386,000 in 2006 compared to 2005.

  The Bank's new 14th Street office will take some time to achieve breakeven. A $60,000 quarterly increase in wages and benefits is attributed to this new office.

  Direct non-recurring expenses in connection with becoming an SEC-reporting company in 2006 were $85,500.

  The company increased its investment in training and systems associated with SEC compliance, including internal controls compliance under Sarbanes Oxley Section 404.

Independent National Bank operates five full service branches in and around Ocala, Marion County, Florida.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE: Independent BancShares, Inc.

CONTACT: Mark A. Imes, President, Independent BancShares, Inc. [IBFL]
352-622-2377